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Exhibit (a)(1)(i)

Offer to Purchase for Cash
by
BALLY TECHNOLOGIES, INC.
of
Up to $400,000,000 in Value of Shares of Its Common Stock
At a Purchase Price Not Greater than $40.00 per Share
Nor Less than $34.50 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MAY 6, 2011 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

         Bally Technologies, Inc., a Nevada corporation (the "Company," "Bally," "we," "us" or "our"), invites our stockholders to tender up to $400 million in value of shares of our common stock, $0.10 par value per share (the "Shares"), for purchase by us at a price not greater than $40.00 nor less than $34.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer").

         We are offering to purchase up to $400 million in value of Shares in the Offer. Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $40.00 nor less than $34.50 per Share, that will allow us to purchase $400 million in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn (such purchase price, the "Final Purchase Price"). If, based on the Final Purchase Price, Shares having an aggregate value of less than $400 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares having an aggregate value in excess of $400 million are properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

         At the maximum Final Purchase Price of $40.00 per Share, we could purchase 10,000,000 Shares if the Offer is fully subscribed, which would represent approximately 18.9% of the issued and outstanding Shares as of April 7, 2011. At the minimum Final Purchase Price of $34.50 per Share, we could purchase 11,594,203 Shares if the Offer is fully subscribed, which would represent approximately 21.9% of the issued and outstanding Shares as of April 7, 2011.

         THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTION 7.

         The Shares are listed and traded on the New York Stock Exchange under the symbol "BYI." On April 7, 2011, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of the Shares was $37.68 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

         OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, MITSUBISHI UFJ SECURITIES (USA), INC. AND WELLS FARGO SECURITIES, LLC, THE DEALER MANAGERS FOR THE OFFER (COLLECTIVELY, THE "DEALER MANAGERS"), MORROW & CO., LLC, THE INFORMATION AGENT FOR THE OFFER (THE "INFORMATION AGENT"), OR AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, THE DEPOSITARY FOR THE OFFER (THE "DEPOSITARY"), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

         Our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer. See Section 12.

         If you have questions or need assistance, you should contact the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

         The Dealer Managers for the Offer are:

BofA Merrill Lynch	Mitsubishi UFJ Securities	Wells Fargo Securities

April 8, 2011

IMPORTANT

        If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at 5:00 p.m., New York City time, on Friday, May 6, 2011 (unless the Offer is extended):

  •
  if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you;

  •
  if you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer;

  •
  if you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3; or

  •
  if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

        If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered At Price Determined Under The Offer." If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $34.50 per Share. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $34.50 per Share. The lower end of the price range for the Offer is below the last reported sale price of the Shares on the New York Stock Exchange on April 7, 2011, the last full trading day prior to commencement of the Offer, which was $37.68 per Share.

        We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

        You may contact the Information Agent, the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase.

        WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

ii

iii

SUMMARY TERM SHEET

        We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

        The issuer of the Shares, Bally Technologies, Inc., a Nevada corporation, is offering to purchase the Shares. See Section 1.

What is Bally Technologies, Inc. offering to purchase?

        We are offering to purchase up to $400 million in value of Shares. See Section 1.

What is the purpose of the Offer?

        We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. The Offer is an element of our overall plan to enhance stockholder value.

        We believe that the modified "Dutch auction" tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2, Section 9 and Section 12.

        The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker's fees or commissions associated with open market sales. Furthermore, "odd lot holders" who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Section 1 and Section 2.

How many Shares will we purchase in the Offer?

        We will purchase up to $400 million in value of Shares in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. At the maximum Final Purchase Price of $40.00 per Share, we could purchase 10,000,000 Shares if the Offer is fully subscribed, which would represent approximately 18.9% of the issued and outstanding Shares as of April 7, 2011. At the minimum Final Purchase Price of $34.50 per Share, we could purchase 11,594,203 Shares if the Offer is fully subscribed, which would represent approximately 21.9% of the issued and outstanding Shares as of April 7, 2011. If, based on the Final Purchase Price, more than $400 million in value of Shares are properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the Final Purchase Price on a pro rata basis, except for "odd lots" (of less than 100 Shares), which we will purchase on a priority basis. We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered but is subject to certain other conditions, including the Financing Condition. See Section 7.

        In accordance with the rules of the SEC, we may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

What will the purchase price for the Shares be and what will be the form of payment?

        We are conducting the Offer through a procedure commonly called a modified "Dutch auction." This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Shares. The price range for the Offer is $34.50 to $40.00 per Share. We will select the lowest purchase price, not greater than $40.00 nor less than $34.50 per Share, that will allow us to purchase $400 million in value of Shares, based on the number of Shares tendered, or, if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. We will purchase all Shares at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Shares tendered at a price above the Final Purchase Price.

        If you wish to maximize the chance that we will purchase your Shares, you should check the box in the section entitled "Shares Tendered At Price Determined Under The Offer" in the section of the Letter of Transmittal captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered," indicating that you will accept the Final Purchase Price. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at the minimum price of $34.50 per Share, a price that is below the last reported sale price of the Shares on the New York Stock Exchange on April 7, 2011, the last full trading day prior to commencement of the Offer, which was $37.68 per Share.

        If we purchase your Shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

How will we pay for the Shares?

        The maximum value of Shares purchased in the Offer will be $400 million. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately $401.6 million. We will use funds borrowed under the Credit Facilities (as defined below) to purchase Shares in the Offer and to pay all related fees and expenses. See Section 9.

How long do I have to tender my Shares?

        You may tender your Shares until the Offer expires. The Offer will expire on Friday, May 6, 2011, at 5:00 p.m., New York City time, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 15. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

        Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we may delay the acceptance of any Shares that have been tendered. See Section 15. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

        If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

Are there any conditions to the Offer?

        Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including:

  •
  consummation of the Credit Facilities (as defined below), on terms satisfactory to the Company, resulting in aggregate proceeds to the Company that are sufficient to fund the purchase of Shares in the Offer and to pay all the fees and expenses in connection with the Offer
  (the "Financing Condition");

  •
  no legal action shall have been threatened, pending or taken that might adversely affect the Offer;

  •
  no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

  •
  no decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies measured from the close of trading on April 7, 2011, the last trading day prior to commencement of the Offer shall have occurred;

  •
  no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after April 8, 2011 nor shall any material escalation of any war or armed hostilities which had commenced prior to April 8, 2011 have occurred;

  •
  no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

  •
  no person shall have proposed, announced or made a tender or exchange offer for the Shares (other than the Offer), merger, business combination or other similar transaction involving us;

  •
  no person (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than as publicly disclosed in a filing with the SEC on or before April 7, 2011). In addition, no new group shall have been formed that beneficially owns more than 5% of the outstanding Shares;

  •
  no person (including a group) that has publicly disclosed in a filing with the SEC on or before April 7, 2011 that it has beneficial ownership of more than 5% of the outstanding Shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 2% of the outstanding Shares;

  •
  no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities;

  •
  no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer; and

  •
  we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (1) will be held of record by fewer than 300 persons or (2) will be delisted from the New York Stock Exchange or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        In the event that the Financing Condition is satisfied or waived less than five business days prior to the Expiration Date, we will extend the Offer to ensure that at least five business days remain in the Offer following the satisfaction or waiver of the Financing Condition. For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How do I tender my Shares?

        If you want to tender all or part of your Shares, you must do one of the following before 5:00 p.m., New York City time, on Friday, May 6, 2011, or any later time and date to which the Offer may be extended:

  •
  If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you;

  •
  If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover page of this Offer to Purchase;

  •
  If you are an institution participating in the Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3; or

  •
  If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

        We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

        You may contact the Information Agent, the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information

Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

        Yes. You may withdraw any Shares you have tendered at any time before 5:00 p.m., New York City time, on Friday, May 6, 2011, unless we extend the Offer, in which case you may withdraw your Shares until the Expiration Date, as extended. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after 12:00 Midnight, New York City time, on the night of Friday, June 3, 2011. See Section 4.

How do I withdraw Shares I previously tendered?

        To properly withdraw Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will you purchase the tendered Shares?

        We will purchase Shares on the following basis:

  •
  first, we will purchase all Shares properly tendered and not properly withdrawn by any odd lot holder (holders of "odd lots" of less than 100 Shares);

  •
  second, after the purchase of all of the Shares properly tendered by odd lot holders, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

  •
  third, only if necessary to permit us to purchase $400 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

        Therefore, it is possible that we will not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1.

What does the Board of Directors think of the Offer?

        Our Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. You should discuss whether to tender your Shares with your broker or other financial or tax advisors.

Will your directors and executive officers tender Shares in the Offer?

        Our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer. See Section 12.

If I decide not to tender, how will the Offer affect my Shares?

        Stockholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

        Yes. We believe that the Shares will continue to be authorized for quotation on the New York Stock Exchange and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the Shares I tender?

        We will pay the Final Purchase Price net to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until at least four business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

        If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

What is the recent market price of my Shares?

        On April 7, 2011, the last full trading day before the announcement and commencement of the Offer, the last reported sale price of the Shares on the New York Stock Exchange was $37.68 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

        If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What are the United States federal income tax consequences if I tender my Shares?

        Generally, if you are a U.S. Holder (as defined in Section 14), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 14 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer. Non-U.S. Holders (as defined in Section 14) are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Who should I contact with questions about the Offer?

        The Information Agent or the Dealer Managers can help answer your questions. The Information Agent is Morrow & Co., LLC and the Dealer Managers are Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC. Their contact information is set forth on the back cover of this Offer to Purchase.

 FORWARD-LOOKING STATEMENTS

        This Offer to Purchase contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in the Offer that are not historical facts. When used in this document, words such as "believe," "estimate," "expect," "anticipate," "intend," "plan" and "project" and similar expressions, as they relate to us, are intended to identify forward-looking statements.

        Although we believe the expectations reflected in any forward-looking statements are reasonable, readers are cautioned that forward-looking statements involve known and unknown risks and uncertainties, are not guarantees of future performance and that actual results, performance or achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These differences can arise as a result of a number of risks, including those risks described in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to, the following:

  •
  our ability to complete the Offer;

  •
  our ability to obtain the financing necessary for funding the Offer;

  •
  the increased indebtedness that we will incur to purchase Shares in the Offer and to pay all related fees and expenses;

  •
  the price and time at which we may make any additional Share repurchases following completion of the Offer, the number of Shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases;

  •
  our increased leverage incurred to purchase Shares in the Offer, which could have material adverse effects on us, including, but not limited to, those discussed under the subsection entitled "General" in Section 9;

  •
  changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets;

  •
  regulatory changes to the gaming industry, which may adversely impact our ability to operate or expand;

  •
  decreases in consumer spending adversely affecting the gaming industry; and

  •
  other risks detailed in the "Risk Factors" section and other sections of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and other filings with the SEC.

        Except as required by applicable law, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

INTRODUCTION

To the holders of our common stock:

        We invite our stockholders to tender up to $400 million in value of shares of our common stock, par value $0.10 per share, for purchase by us at a price not greater than $40.00 nor less than $34.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which together, as they may be amended or supplemented from time to time, constitute the "Offer."

        Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $40.00 nor less than $34.50 per Share, that will allow us to purchase $400 million in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. We refer to the price we will select as the "Final Purchase Price." We will acquire all Shares in the Offer at the Final Purchase Price, on the terms and subject to the conditions of the Offer, including proration provisions.

        We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the odd lot priority, proration (because Shares having an aggregate value greater than the value we seek are properly tendered) and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price. If, based on the Final Purchase Price, Shares having an aggregate value of less than $400 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering stockholders at our expense promptly after the Expiration Date. See Section 1.

        We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer. We may increase the value of Shares sought in the Offer to an amount greater than $400 million, subject to applicable law. See Section 1.

        If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTION 7.

        OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR

SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

        Our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer. See Section 12.

        We will pay all fees and expenses incurred in connection with the Offer by the Dealer Managers, the Information Agent and the Depositary. See Section 16.

        As of April 7, 2011, we had 52,916,823 issued and outstanding Shares, excluding 7,215,469 Shares held in treasury. As of that date, there were an aggregate of 8,085,568 Shares available for issuance under equity compensation plans (including 4,951,184 Shares subject to currently outstanding options). We also have awarded an aggregate of 1,021,758 shares of restricted stock and restricted stock units ("RSUs") under the plans. At the maximum Final Purchase Price of $40.00 per Share, we could purchase 10,000,000 Shares if the Offer is fully subscribed, which would represent approximately 18.9% of the issued and outstanding Shares as of April 7, 2011. At the minimum Final Purchase Price of $34.50 per Share, we could purchase 11,594,203 Shares if the Offer is fully subscribed, which would represent approximately 21.9% of the issued and outstanding Shares as of April 7, 2011. The Shares are listed and traded on the New York Stock Exchange under the symbol "BYI." On April 7, 2011, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of the Shares was $37.68 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 12.

        Our principal executive offices are located at 6601 South Bermuda Road, Las Vegas, Nevada 89119-3605 and our phone number is (702) 584-7700.

THE OFFER

1.  Number of Shares; Proration.

        Upon the terms and subject to the conditions of the Offer, we will purchase up to $400 million in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date at a price not greater than $40.00 nor less than $34.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, the "Final Purchase Price"). If, based on the Final Purchase Price, Shares having an aggregate value of less than $400 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

        The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, May 6, 2011, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

        In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must either (1) specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering stockholder receiving a purchase price per Share as low as $34.50), or (2) specify the price or prices, not greater than $40.00 nor less than $34.50 per Share, at which they are willing to sell their Shares to us under the Offer. Prices may be specified in multiples of $0.25. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $40.00 nor less than $34.50 per Share, that will allow us to purchase $400 million in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. We will purchase all Shares in the Offer at the Final Purchase Price.

        If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $34.50 per Share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $34.50 per Share, a price that is below the last reported sale price of the Shares on the New York Stock Exchange on April 7, 2011, the last full trading day prior to commencement of the Offer, which was $37.68 per Share.

        We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until at least four business days after the Expiration Date. We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the odd lot priority, proration and conditional tender provisions of the Offer, we may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, more than $400 million in value of Shares are properly tendered and not properly withdrawn. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the Expiration Date.

        By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

        We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer. We may increase the value of Shares sought in the Offer to an amount greater than $400 million, subject to applicable law. In accordance with the rules of the SEC, we may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 15.

        In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for odd lots. The proration period and withdrawal rights also expire on the Expiration Date.

        The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions, including the Financing Condition. See Section 7.

        Priority of Purchases.    On the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $400 million (or such greater amount as we may elect to pay, subject to applicable law), have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

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  first, we will purchase all Shares properly tendered and not properly withdrawn by any odd lot holder, as described below, who:

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  tenders all Shares owned beneficially or of record by such odd lot holder at a price at or below the Final Purchase Price (tenders of less than all of the Shares owned by such odd lot holder will not qualify for this preference); and

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  completes the box entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

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  second, after the purchase of all of the Shares properly tendered by odd lot holders, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

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  third, only if necessary to permit us to purchase $400 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

        As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Final Purchase Price.

        As we noted above, we may elect to purchase more than $400 million in value of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

        Odd Lots.    For purposes of the Offer, the term "odd lots" means all Shares properly tendered at prices at or below the Final Purchase Price held by a stockholder who owns beneficially or of record an aggregate of fewer than 100 Shares which we refer to as an "odd lot holder," and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all Shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an odd lot holder who holds Shares in his or her name and tenders his or her Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's Shares. Any odd lot holder wishing to tender all of such odd lot holder's Shares pursuant to the Offer should complete the box entitled "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

        Proration.    If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares, other than odd lot holders, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the Final Purchase Price, subject to conditional tenders. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn, and because of the odd lot procedure described above, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least four business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder's decision whether to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  Purpose of the Offer; Certain Effects of the Offer.

        Purpose of the Offer.    The Board of Directors believes that the modified "Dutch auction" tender offer set forth in this Offer to Purchase represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

        The Offer also provides our stockholders with an efficient way to sell their Shares without incurring broker's fees or commissions associated with open market sales. Furthermore, odd lot holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Section 1.

        In considering the Offer, our Board of Directors took into account the expected financial impact of the Offer, including our use of increased indebtedness to fund the Offer. Our Board of Directors believes that the Offer is an efficient way of returning capital to stockholders and increasing long-term stockholder value.

        Following the completion or termination of the Offer, we may, from time to time, repurchase the Shares on the open market or through private or public transactions in accordance with applicable law. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

        Our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer. See Section 12.

        Certain Effects of the Offer.    Stockholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. These stockholders will also continue to bear the risks associated with owning the Shares, including risks resulting from our purchase of Shares in the Offer. Stockholders may be able to sell non-tendered Shares in the future on the New York Stock Exchange or otherwise, at a net price significantly higher or lower than the Final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

        We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the New York Stock Exchange, we do not believe that our purchase of Shares under the Offer will cause our remaining outstanding Shares to be delisted from the New York Stock Exchange. We also believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

        OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

        Shares we acquire pursuant to the Offer will be held in treasury.

        Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

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  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

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  any material change in our present dividend rate or policy, our indebtedness or capitalization;

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  any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board) or to change any material term of the employment contract of any executive officer;

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  any material change in our corporate structure or business;

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  any class of our equity securities becoming delisted from the New York Stock Exchange or ceasing to be authorized to be quoted on the New York Stock Exchange;

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  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

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  the termination or suspension of our obligation to file reports under 15(d) of the Exchange Act;

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  the acquisition or disposition by any person of our securities; or

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  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

        Nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we may not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

3.  Procedures for Tendering Shares.

        Proper Tender of Shares.    For Shares to be tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an "Agent's Message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on Friday, May 6, 2011 by the Depositary at its address set forth on the back cover of this Offer to Purchase.

        In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

        In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares under the Offer must complete the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" by either (1) checking the box in the section entitled "Shares Tendered At Price Determined Under The Offer" or (2) checking one of the boxes in the section entitled "Shares Tendered At Price Determined By Stockholder," indicating the price at which Shares are being tendered.

        Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal.

        If tendering stockholders wish to maximize the chance that we will purchase their Shares, they should check the box in the section entitled "Shares Tendered At Price Determined Under The Offer" in the Letter of Transmittal under the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered." Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at the minimum price of $34.50 per Share. If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their Shares are being tendered, they must check the appropriate box in the section entitled "Shares Tendered At Price Determined By Stockholder" in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price. In addition, odd lot holders who tender all of their Shares must complete the section entitled "Odd Lots" in the Letter of Transmittal to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

        Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

        Stockholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal. It is the tendering stockholder's responsibility to determine the minimum number of Shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 14.

        Signature Guarantees and Method of Delivery.    No signature guarantee is required if:

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  the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled "Special Payment Instructions" or the section entitled "Special Delivery Instructions" in the Letter of Transmittal; or

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  Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an "Eligible Institution." See Instruction 1 of the Letter of Transmittal.

        If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

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  one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described below;

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  one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees or (b) an Agent's Message (as defined below) in the case of a book-entry transfer; and

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  any other documents required by the Letter of Transmittal.

        The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Managers, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer

Facility's system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        Guaranteed Delivery.    If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

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  your tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

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  the Depositary receives at the address listed on the back cover of this Offer to Purchase and within the period of three New York Stock Exchange trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent's Message.

        A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Procedures for Stock Options.    We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        Return of Unpurchased Shares.    If any tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a stockholder's certificate(s) are tendered, we will return certificates for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the

Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. Neither we nor the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a "net long position" equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

        A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (1) the stockholder has a "net long position," within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (2) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

        A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

        All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

        Lost or Destroyed Certificates.    Stockholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact American Stock Transfer & Trust Company, LLC, the Depositary and transfer agent for the Shares, at the address and phone number set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Managers or the Information Agent. Any certificates delivered to us, the Dealer Managers or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

        Backup Withholding.    Under the United States federal income tax laws, payments to a tendering stockholder may be subject to "backup withholding" at the applicable statutory rate (currently 28%), unless a tendering stockholder:

  •
  provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information; or

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  is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

        A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). To prevent backup withholding on cash payable under the Offer, each stockholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. Non-U.S. Holders should complete and sign the appropriate IRS Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Section 14 and Instruction 10 to the Letter of Transmittal.

        Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

        United States Federal Withholding Tax on Payments to Non-U.S. Holders.    Non-U.S. Holders (as defined in Section 14) may be subject to a 30% United States federal withholding tax on payments received pursuant to the Offer. As described in Section 14, a sale of Shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular stockholder's facts and circumstances. The Depositary generally will treat payments made to Non-U.S. Holders pursuant to the Offer as taxable dividends. Accordingly, in compliance with United States federal income tax laws, the Depositary will withhold 30% of the gross proceeds payable to a Non-U.S. Holder unless the holder provides the Depositary with (i) a properly executed IRS Form W-8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (ii) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if its sale of Shares pursuant to the Offer satisfies the requirements for sale or exchange treatment described in Section 14 or the Non-U.S. Holder is otherwise able to establish that no tax or a reduced amount of tax is due.

        Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

4.  Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless we have accepted tendered Shares for payment under the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on the night of Friday, June 3, 2011.

        For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number of Shares to be withdrawn; and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

        We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

        If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.  Purchase of Shares and Payment of Purchase Price.

        On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

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  determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified by tendering stockholders; and

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  accept for payment and pay for (and thereby purchase) Shares having an aggregate value of $400 million (or such greater amount as we may elect to pay, subject to applicable law) properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

        For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the odd lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

        On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay a single per Share purchase price for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

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  certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility;

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  a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent's Message in the case of book-entry transfer; and

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  any other documents required by the Letter of Transmittal.

        We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

        Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Final Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

6.  Conditional Tender of Shares.

        Subject to the exception for odd lot holders, in the event of an over-subscription of the Offer, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder's Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

        Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if, based on the Final Purchase Price determined in the Offer, more than $400 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date at our expense.

        After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below an aggregate value of $400 million (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase $400 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased.

7.  Conditions of the Offer.

        The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if the Financing Condition is not satisfied or if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by

us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

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  there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

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  challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or

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  in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

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  there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

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  make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

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  delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

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  materially and adversely affect our or our subsidiaries' or our affiliates' business, condition (financial or otherwise), income, operations or prospects;

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  there has occurred any of the following:

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  any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

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  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

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  a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

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  a decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies, in each case measured from the close of trading on April 7, 2011, the last trading day prior to commencement of the Offer;

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  the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after April 8, 2011;

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    any material escalation of any war or armed hostilities which had commenced prior to April 8, 2011;

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    any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

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    any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

    •
    in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

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  a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

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  we learn that:

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  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before April 7, 2011);

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  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before April 7, 2011, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

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  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

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  any change or changes have occurred or are threatened in our or our subsidiaries' or affiliates' business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

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  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

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  we determine that the consummation of the Offer and the purchase of the Shares may (1) cause the Shares to be held of record by fewer than 300 persons, or (2) cause the Shares to be delisted from the New York Stock Exchange or to be eligible for deregistration under the Exchange Act.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. In the event that the Financing Condition is satisfied or waived less than five business days prior to the Expiration Date, we will extend the Offer to ensure that at least five business days remain in the Offer following the satisfaction or waiver of the Financing Condition. Any determination by us concerning the events described above will be final and binding on all parties. See Section 15.

8.  Price Range of Shares; Dividends.

        The Shares are listed and traded on the New York Stock Exchange under the trading symbol "BYI." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Shares on the New York Stock Exchange.

	HIGH	LOW
Fiscal Year Ended June 30, 2009
First Quarter	$36.10	$25.01
Second Quarter	31.05	12.21
Third Quarter	27.43	12.91
Fourth Quarter	30.58	17.64
Fiscal Year Ended June 30, 2010
First Quarter	$42.58	$27.38
Second Quarter	45.32	35.12
Third Quarter	46.74	36.58
Fourth Quarter	47.47	32.28
Fiscal Year Ended June 30, 2011
First Quarter	$35.77	$30.00
Second Quarter	44.46	33.63
Third Quarter	43.64	34.01
Fourth Quarter (Through April 7, 2011)	38.65	37.40

        We have never declared or paid dividends on the Shares, and intend to follow a policy of retaining earnings to finance the growth of the Company and do not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of future dividends on the Shares will be at the sole discretion of our Board of Directors and will depend on our profitability, the terms of any bank credit agreement and our financial condition, capital requirements, statutory and contractual restrictions, future prospects and other factors the Board of Directors deem relevant.

        On April 7, 2011, the last full trading day before the announcement and commencement of the Offer, the last reported sale price of the Shares on the New York Stock Exchange was $37.68 per Share. Stockholders are urged to obtain current market quotations for the Shares.

9.  Source and Amount of Funds.

        Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $400 million. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $401.6 million. We intend to use funds borrowed under the Credit Facilities (as defined below) to purchase Shares in the Offer and to pay all related fees and expenses. While we have obtained a commitment for the Credit Facilities (as defined below), the commitment is contingent on the satisfaction of various conditions further described below.

        Summary of Credit Facilities Commitment Letter and Proposed Terms of Credit Facilities.    The following summary of the material terms of the Commitment Letter dated as of March 17, 2011 (including the summary of terms attached thereto as Exhibit A, the "Commitment Letter") from Bank of America, N.A. (the "Administrative Agent"), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and Union Bank, N.A. (the

foregoing parties are referred to herein collectively as, the "Committing Parties") to the Company, is qualified in its entirety by the terms of the actual Commitment Letter, which is attached to the Company's Issuer Tender Offer Statement on Schedule TO filed on April 8, 2011 (the "Schedule TO") as Exhibit (b)(1). The following summary may not contain all of the information about the Commitment Letter that is important to you. We encourage you to read the Commitment Letter carefully and in its entirety. There is no assurance that the Credit Facilities (as defined below) will be consummated. In addition, the Credit Facilities (as defined below) may be consummated on terms different from those set forth in the Commitment Letter.

        Bank of America, N.A. Wells Fargo Bank, National Association and Union Bank, N.A. have each committed, subject to the terms and conditions set forth in the Commitment Letter, to provide to the Company $125 million of the aggregate principal amount of the senior credit facilities (the "Credit Facilities"), which Credit Facilities are anticipated to be in an aggregate amount up to $700 million, subject to adjustment pursuant to the terms of the definitive Credit Facilities. The Credit Facilities will be used (a) to repay all loans and obligations outstanding pursuant to that certain Credit Agreement, dated as of September 26, 2008 (as amended from time to time, the "Existing Credit Agreement"), among the Company, each lender from time to time party thereto, Bank of America, N.A, as sole administrative and collateral agent and as swing line lender and letter of credit issuer, Wells Fargo Bank, N.A as syndication agent, and The Bank of Nova Scotia and Wachovia Bank N.A., as documentation agents, (b) to pay fees and expenses incurred in connection with the Credit Facilities, and (c) to provide ongoing working capital of the Company and for other general corporate purposes of the Company and its subsidiaries, including, without limitation, to finance the consummation of the Offer, and other permitted restricted payments. The Credit Facilities are anticipated to be documented as an amendment and restatement of the Existing Credit Agreement and to consist of (a) a senior secured term loan facility of up to $300 million (the "Term Loan Facility") and (b) a senior secured revolving credit facility of up to $400 million (the "Revolving Credit Facility"), including a $50 million sublimit for the issuance of standby letters of credit, a $10 million sublimit for swingline loans and a $150 million sublimit for multicurrency borrowings in Australian Dollars, Canadian Dollars, Euro and each other currency that is approved pursuant to the terms of the Credit Facility. The Term Loan Facility and the Revolving Credit Facility are each expected to have a five-year maturity. The Company has agreed to pay customary fees, including up-front fees, in connection with the Credit Facilities and to reimburse the Committing Parties for certain expenses incurred in connection therewith.

        Loans under the Credit Facilities are anticipated to bear interest at a variable rate of interest equal to either (a) the applicable base rate (as defined in the final documentation for the Credit Facilities) or (b) LIBOR (as defined in the final documentation for the Credit Facilities), plus in each case an interest margin determined by the Company's leverage ratio in accordance with the applicable pricing grid, which is anticipated to provide for a range of base rate margins from zero basis points to 100 basis points and a range of LIBOR margins from 100 basis points to 200 basis points. Undrawn amounts under the Revolving Credit Facility will be determined by the Company's leverage ratio in accordance with the applicable pricing grid (which is anticipated to provide for a range from 20 basis points to 40 basis points per annum).

        The Term Loan Facility is anticipated to amortize as follows: (i) 1.25% of the original principal amount per quarter during the first two years, (ii) 1.875% of the original principal amount per quarter during the third year and (iii) 2.50% of the original principal amount per quarter during the fourth and fifth years, and the balance shall be due at maturity. Outstanding loans under the Revolving Credit Facility will be payable in full upon maturity. It is anticipated that advances under the Credit Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced in the same manner as set forth in the Existing Credit Agreement.

        The obligations of the Company under the Credit Facilities are anticipated to be guaranteed by each existing and future direct and indirect domestic subsidiary and, to the extent no adverse tax consequences would result and such guaranties are otherwise permitted by applicable governing law, foreign subsidiary of the Company. The obligations of the Company and the guarantors with respect to the Credit Facilities are anticipated to be secured as set forth in the Existing Credit Agreement, and the collateral shall include (i) all present and future shares of capital stock of each subsidiary of the Company and each guarantor (limited, in the case of each entity that is a "controlled foreign corporation" under Section 957 of the Internal Revenue Code, to a pledge of 66% of the capital stock of each such first-tier foreign subsidiary), (ii) present and future intercompany debt of the Company and each guarantor, (iii) present and future real and personal property of the Company and each guarantor, and (iv) all proceeds and products of each of the foregoing, provided, that the security described in clause (i) above shall not be granted or become effective until all gaming regulatory approvals necessary for such granting shall have been obtained.

        The Company is anticipated to be required to make prepayments with respect to the Credit Facilities in addition to the amortization set forth above, as follows: (i) subject to reinvestment rights in respect of such net cash proceeds, 100% of all net cash proceeds from sales of property and assets of the Company and its subsidiaries (excluding sales of inventory in the ordinary course of business), (ii) 50% of all net cash proceeds from the issuance of additional equity interests by the Company or any of its subsidiaries otherwise permitted under the loan documentation, (iii) 100% of all net cash proceeds from the issuance or incurrence of additional debt of the Company or any of its subsidiaries not otherwise permitted under the loan documentation, and (iv) 100% of all net cash proceeds of extraordinary receipts (to be defined in the definitive loan documentation) shall be applied to the prepayment of the Senior Credit Facilities in the following manner: first, to the Term Loan Facility (and applied pro rata to the principal installments due in respect thereof) and, second, to the Revolving Credit Facility (without reducing the commitments thereunder).

        The Credit Facilities are anticipated to include the following financial covenants: (i) a Maximum Consolidated Total Leverage Ratio not to exceed (a) 3.50 to 1.0 as of the last day of any fiscal quarter beginning with the fiscal quarter ending June 30, 2011 and ending with the fiscal quarter ending December 31, 2012, (b) 3.25 to 1.0 as of the last day of any fiscal quarter beginning with the fiscal quarter ending March 31, 2013 and ending with the fiscal quarter ending December 31, 2013 and (c) 3.00 to 1.0 as of the last day of any fiscal quarter thereafter, and (ii) a Minimum Consolidated Interest Coverage Ratio (calculated as (a) EBITDA to (b) scheduled payments of interest) for the four fiscal quarters then ended of not less than 3.00 to 1.0. Such ratios are to be calculated on a consolidated basis for each consecutive four fiscal quarter period.

        The Credit Facilities are anticipated to contain customary affirmative and negative covenants for comparable financings and substantially the same as those contained in the Existing Credit Agreement, including but not limited to, limitations on liens, indebtedness, investments, mergers and other fundamental changes, sales and other dispositions, and dividends and other distributions. The Credit Facilities are also anticipated to contain representations and warranties and events of default that are substantially the same as those contained in the Existing Credit Agreement.

        Conditions to Closing and to Funding of Credit Facilities.    The closing of the Credit Facilities and the occurrence of the closing date is subject to certain conditions precedent, including the following:

  •
  the execution and delivery of definitive loan documentation for the Credit Facilities, but excluding the guaranty and each collateral document;

  •
  satisfactory opinions of counsel to the Company and the guarantors, as the lenders party to the Credit Facilities (the "Lenders") shall reasonably require, shall have been provided;

  •
  the Lenders shall be satisfied with the amount, types and terms and conditions of insurance maintained by the Company and its subsidiaries and shall have received satisfactory endorsements in respect thereof;

  •
  the Lenders shall have received satisfactory forecasts prepared by management of the Company of balance sheets, income statements and cash flow statements on a quarterly basis for fiscal year 2011 and on an annual basis thereafter during the term of the Credit Facilities;

  •
  there shall not have occurred since June 30, 2010 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect (as defined in the definitive loan documents);

  •
  there shall be an absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect;

  •
  the information, subject to certain limitations, provided by the Company shall be complete and correct in all material respects; and

  •
  since the last audited financial statements delivered for the most recently completed fiscal year of the Company, no changes or developments shall have occurred, and no new or additional information shall have been received or discovered regarding the Company and its subsidiaries after the date of the Commitment Letter that (a) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) could reasonably be expected to adversely affect the Senior Credit Facilities, and nothing shall have come to the attention of the Lenders to lead them to believe that the information memorandum provided by the Company, taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading in light of all the circumstances existing at the date thereof or shall have become misleading, incorrect or incomplete in any material respect.

        In addition, the effectiveness of the Credit Facilities and the initial funding thereunder are subject to satisfaction of additional conditions precedent, including:

  •
  the execution and delivery of the guaranty and each of the collateral documents;

  •
  substantially simultaneously with the effectiveness of the Credit Facilities, the Company shall repurchase outstanding common equity interests pursuant to this Offer to Purchase; provided, that if the Company proposes to repurchase such equity interests in an amount of less than $200 million, the aggregate principal amount of the Credit Facilities shall be reduced dollar-for-dollar (rounded to the nearest increment of $5 million) by the amount of such shortfall (on a pro rata basis between the Term Loan Facility and the Revolving Credit Facility) and such condition shall be deemed to have been satisfied;

  •
  satisfactory evidence shall have been received that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation, including a post-closing obligation in respect of the pledge of the capital stock of certain subsidiaries to the extent regulatory imperatives require governmental approval of the pledge of such stock) lien and security interest in the capital stock and in the other collateral described above; provided, that the only actions required to perfect the liens of the Administrative Agent prior to funding shall be the filing of UCC-1 financing statements, the delivery of stock certificates and the recording of amendments to the Mortgage (as defined in the Existing Credit Agreement), with any other perfection actions required to be completed post-closing;

  •
  all filing and recording fees and taxes shall have been duly paid and any title insurance requested by the Administrative Agent with respect to real property interests of the Company and its subsidiaries shall have been obtained (with post-closing arrangements for the delivery of surveys on terms satisfactory to the Administrative Agent);

  •
  the Lenders shall have received certification as to the financial condition and solvency of the Company, individually, and the Company and guarantors on a consolidated basis (after giving effect to the transactions contemplated and the incurrence of indebtedness related thereto) from the chief financial officer of the Company;

  •
  the Administrative Agent shall have received assurances to its satisfaction that the relevant gaming boards have approved the transactions contemplated by the loan documentation (other than in respect of the granting of liens as described above) to the extent that such approval is required by applicable gaming laws;

  •
  the Administrative Agent shall have received evidence to its satisfaction of the repayment in full of and termination of all commitments and undertakings under the Existing Credit Agreement;

  •
  all applicable accrued fees and expenses shall have been paid; and

  •
  all representations and warranties set forth in the loan documentation shall be true and correct in all material respects and no event of default shall result from the credit extension.

        We may not be able to borrow funds under the Credit Facilities if any of the aforementioned conditions are not satisfied. We currently have no alternative financing arrangements in place if the proceeds of the Credit Facilities are not available to us.

        Syndication.    The Committing Parties have the ability to syndicate, before or after the consummation of the Offer, the Credit Facilities, to the same extent as set forth in the Existing Credit Agreement, to a group of financial institutions, in consultation with the Company.

        General.    The Offer will be subject to the satisfaction of the Financing Condition. The Financing Condition is one of the conditions to the Offer described in Section 7.

        We currently intend to repay amounts borrowed under the Credit Facilities from available cash flow.

        The Company will incur increased indebtedness in connection with the Offer and, as a result, will be more leveraged. Increased leverage could have certain material adverse effects on the Company, including, but not limited to, the following: (i) our credit rating may be reduced; (ii) our ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, or any such financing may not be available on terms favorable to us; (iii) a substantial portion of our cash flow could be required for debt service and, as a result, might not be available for our operations or other purposes; (iv) any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations or sell assets; (v) our ability to withstand competitive pressures may be decreased; and (vi) our level of indebtedness may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

        Our ability to repay expected borrowings under the Credit Facilities, and to meet our other debt or contractual obligations (including compliance with applicable financial covenants) will depend upon our future performance and our cash flow from operations, both of which are subject to prevailing economic conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under "Forward-Looking Statements" and the risks detailed in the "Risk Factors" section and other sections of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and other filings with the SEC.

10.  Certain Information Concerning Us.

        We are a diversified, worldwide gaming company that innovates, designs, manufactures, operates, and distributes advanced technology-based gaming devices, systems and server-based solutions.

        As a global, leading gaming-systems company, we offer technology solutions which provide gaming operators with a wide range of marketing, data management and analysis, accounting, player tracking, security, and other software applications and tools to more effectively manage their operations. We also provide technologies to utilize a networked, server-based gaming environment. Our primary hardware technologies include spinning-reel and video gaming devices, specialty gaming devices and wide-area progressive systems for traditional land-based, riverboat and Native American casinos, video lottery and central determination markets, and specialized system-based hardware products.

        Availability of Reports and Other Information.    We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

SEC Filings	Date Filed
Annual Report on Form 10-K for year ended June 30, 2010	August 26, 2010
Quarterly Reports on Form 10-Q	November 5, 2010; February 9, 2011
Current Reports on Form 8-K	August 17, 2010; December 10, 2010; December 27, 2010; March 18, 2011, as amended on April 7, 2011

        Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference in this document from us or from the SEC's website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive office located at 6601 South Bermuda Road, Las Vegas, Nevada 89119-3605. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.ballytech.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11.  Certain Financial Information.

        Historical Financial Information.    We incorporate by reference the financial statements and notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010. In addition, we incorporate by reference the unaudited financial information included in Part I, Item I of our Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2010 and the unaudited financial information included in Part I, Item 1 of our Quarterly Report filed on Form 10-Q for the quarter ended December 31, 2010. You should refer to Section 10 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

        Summary Historical Consolidated Financial Data.    The following tables set forth our summary historical consolidated financial data for the fiscal years ended June 30, 2009 and June 30, 2010 and the six month period ended December 31, 2010. This financial data has been derived from, and should be read in conjunction with the audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2010 and the unaudited financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2010. Financial data for the six months ended December 31, 2010 and the selected ratios are unaudited and, in the opinion of our management, include all adjustments, consisting only of necessary recurring adjustments, necessary for a fair presentation of the data. Historical results are not necessarily indicative of the results of operations to be expected for the future periods, and interim results may not be indicative of results for the remainder of the year.

	December 31, 2010	June 30, 2010	June 30, 2009
	(in 000s, except per share amounts)
Balance Sheet Data:
Total current assets	467,396	476,409	465,607

Total noncurrent assets	445,200	436,767	415,275

Total current liabilities	167,406	174,553	178,050

Total noncurrent liabilities	182,263	194,431	264,083

Redeemable preferred stock	—	—	—

Noncontrolling interests	1,710	2,381	2,443

Book value per Share(a)	$10.51

(a)
Reflects stockholders' equity divided by Shares outstanding for the most recent balance sheet presented.

	For the six months ended December 31, 2010	For the twelve months ended June 30, 2010	For the twelve months ended June 30, 2009
	(in 000s, except per share amounts)
Statement of Operations Data:
Revenues	$353,534	$778,191	$843,760

Gross margin(a)	$228,633	$498,386	$511,967

Income from continuing operations	$48,921	$110,097	$120,179

Net income	$48,518	$139,357	$128,236

Net income attributable to Bally Technologies, Inc.	$49,041	$137,477	$126,309

Basic earnings per share attributable to Bally Technologies, Inc.:
Income from continuing operations	$0.93	$2.00	$2.19

Basic earnings per share	$0.92	$2.52	$2.32

Diluted earnings per share attributable to Bally Technologies, Inc.:
Income from continuing operations	$0.89	$1.89	$2.10

Diluted earnings per share	$0.88	$2.38	$2.22

Weighted average shares outstanding:
Basic	53,485	54,576	54,449
Diluted	55,990	57,675	57,058
Other Data
Ratio of earnings to fixed charges(b)	11.48	13.87	10.37

(a)
Gross margin excludes amortization related to certain intangibles including core technology and license rights.

(b)
Earnings included in the calculation of this ratio consist of income from continuing operations before income taxes plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges include interest expense, capitalized interest, amortization of debt issue costs as well as the imputed interest component of rental expense.

12.  Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        Beneficial Ownership.    As of April 7, 2011, we had 52,916,823 issued and outstanding Shares, excluding 7,215,469 Shares held in treasury. We are offering to purchase up to $400 million in value of Shares. At the maximum Final Purchase Price of $40.00 per Share, we could purchase 10,000,000 Shares if the Offer is fully subscribed, which would represent approximately 18.9% of the issued and outstanding Shares as of April 7, 2011. At the minimum Final Purchase Price of $34.50 per Share, we could purchase 11,594,203 Shares if the Offer is fully subscribed, which would represent approximately 21.9% of the issued and outstanding Shares as of April 7, 2011.

        As of April 7, 2011, our directors and executive officers as a group (10 persons) beneficially owned an aggregate of 3,094,515 Shares (which number includes 2,438,113 Shares subject to options and RSUs that are exercisable or have or will vest, as applicable, within 60 days after the date of this Offer to Purchase) or approximately 5.52% of the total outstanding Shares plus the Shares issuable upon the exercise of stock options or vesting of RSUs held by our directors and executive officers that are exercisable or have or will vest, as applicable, within 60 days after the date of this Offer to Purchase.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, all of our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer (including Shares they are deemed to beneficially own).

        The following table sets forth certain information as of April 7, 2011 with respect to the beneficial ownership of each director and executive officer and certain substantial stockholders of the Company.

        Unless otherwise noted, the address of each person listed is: Bally Technologies, Inc., 6601 South Bermuda Road, Las Vegas, Nevada 89119-3605.

	Number of Common Shares Beneficially Owned	Percent of Class(1)
Columbia Wanger Asset Management, LLC(2)	4,997,000	9.44%
Columbia Management Investment Advisers, LLC(3)	2,894,728	5.47%
BlackRock, Inc.(4)	2,759,258	5.21%
Jacques Andre(5)	348,308	*
Robert Guido(6)	95,150	*
Josephine Linden(7)	4,930	*
Andrew McKenna(8)	4,930	*
David Robbins(9)	503,387	*
Kevin Verner(10)	321,135	*
Richard Haddrill(11)	1,541,241	2.87%
Ramesh Srinivasan(12)	216,470	*
Neil Davidson(13)	41,276	*
Mark Lerner(14)	17,688	*
All Executive Officers and Directors as a group(15)	3,094,515	5.52%

*
Less than 1%

(1)
Applicable percentage of ownership is based upon 52,916,823 Shares outstanding as of April 7, 2011, and the relevant number of Shares issuable upon exercise of stock options or other awards which are exercisable or have vested or will be exercisable or will vest within 60 days of April 7, 2011.

(2)
Columbia Wanger Asset Management, LLC's address is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. Information with respect to Columbia Wanger Asset Management, LLC is based solely on a review of the Schedule 13G filed by Columbia Wanger Asset Management, LLC on February 10, 2011.

(3)
Columbia Management Investment Advisers, LLC's address is 100 Federal St., Boston, MA 02110. Information with respect to Columbia Management Investment Advisers, LLC is solely based on the Schedule 13G filed by Columbia Management Investment Advisers, LLC on February 11, 2011.

(4)
BlackRock, Inc's address is 40 East 52nd Street, New York, NY 10022. Information with respect to BlackRock Inc. is solely based on the Schedule 13G/A filed by BlackRock, Inc. on February 2, 2011.

(5)
Includes 70,066 Shares owned and 278,242 Shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 7, 2011.

(6)
Includes 43,800 Shares owned and 51,350 Shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 7, 2011.

(7)
Includes 4,930 Shares owned.

(8)
Includes 4,930 Shares owned.

(9)
Includes 186,145 Shares owned and 317,242 Shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 7 2011. Excludes Shares held by a trust for the benefit of Mr. Robbins's children for which Mr. Robbins does not act as a trustee, and for which shares Mr. Robbins has no voting or pecuniary interest and therefore disclaims beneficial ownership.

(10)
Includes 42,893 Shares owned and 278,242 Shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 7, 2011.

(11)
Includes 212,704 Shares owned, 533,537 RSUs that have vested or will vest within 60 days of April 7, 2011 and 795,000 Shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 7, 2011.

(12)
Includes 61,470 Shares owned and 155,000 Shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 7, 2011.

(13)
Includes 20,526 Shares owned and 20,750 Shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 7, 2011.

(14)
Includes 8,938 Shares owned and 8,750 Shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 7, 2011.

(15)
Includes 638,402 Shares owned, 533,537 RSUs have vested or will vest within 60 days of April 7, 2011 and 1,904,576 Shares subject to stock options that are currently exercisable or will become exercisable within 60 days of April 7, 2011.

        Securities Transactions.    Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to April 8, 2011, except for the following transactions:

  •
  On February 10, 2011, Mark Lerner acquired 3,000 shares of restricted stock and stock options to acquire 4,000 Shares as compensation for services.

  •
  On February 15, 2011, Richard Haddrill's Share holdings were reduced by 5,502 Shares to satisfy the tax withholding obligations of the Company with respect to the vesting on February 15, 2011 of 15,094 shares of restricted stock held by Mr. Haddrill.

  •
  On February 18, 2011, an unaffiliated third party exercised a warrant to purchase 125 Shares at an exercise price of $24.69 per Share.

  •
  On March 4, 2011, Jacques Andre exercised stock options for 20,000 Shares at an exercise price of $13.75 per Share.

  •
  On April 1, 2011, Andrew McKenna and Josephine Linden each acquired 4,930 shares of restricted stock and stock options to acquire 28,361 Shares in connection with their appointment to our Board of Directors.

  •
  On April 6, 2011, Ramesh Srinivasan acquired 18,000 shares of restricted stock and stock options to acquire 36,000 Shares as compensation for services.

        Employee Stock Purchase Plan.    The 2008 Employee Stock Purchase Plan (the "2008 ESPP") provides that eligible employees are able to contribute up to 10% of their eligible earnings towards the quarterly purchase of Shares. The 2008 ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. Subject to changes in the Company's capitalization, up to 500,000 aggregate Shares may be sold pursuant to purchase rights granted under the 2008 ESPP. The Shares subject to the 2008 ESPP may be unissued Shares, authorized and issued Shares held in the Company's treasury or Shares acquired on the open market at prevailing market prices or otherwise. The employee's purchase price is equal to 85% of the fair market value of the Shares. During the years ended June 30, 2010 and 2009, employees purchased 53,716 and 88,774 Shares for approximately $1.9 million and $1.7 million, respectively, under the 2008 ESPP. During the six months ended December 31, 2010 employees purchased 32,740 Shares for approximately $1.0 million under the 2008 ESPP. No purchases were made during the year ended June 30, 2008.

        Share-Based Award Plans.    The Company's 2010 Long-Term Incentive Plan (an Amendment and Restatement of the Company's 2001 Long Term Incentive Plan), as amended, (the "2010 Plan") provides for the issuance of up to 15,050,000 Shares to Company employees, directors and designated paid consultants. Shares which are subject to grants of restricted stock, RSUs or incentive bonuses made after the Company's 2010 Annual Meeting count against the overall share limit as 1.75 Shares for every Share granted. The Shares reserved for issuance pursuant to the 2010 Plan may consist either of authorized but unissued Shares or of previously issued Shares that have been reacquired by the Company. Generally, options are granted at the fair value of the Shares at the date of grant and are exercisable over five to ten years.

        The Company's 1996 Long-Term Incentive Plan (the "1996 Plan") provided for the issuance of up to 3,428,000 Shares to Company employees, directors and designated paid consultants. Generally, options were granted at the fair value of the Shares at the date of grant and were exercisable over five to ten years. No Shares remain available under the 1996 Plan for the grant of new awards.

        The Company's 1991 Long Term Incentive Plan, as amended (the "1991 Plan"), provided for the issuance of up to 3,428,000 Shares to Company employees and directors. Generally, options were granted at the fair market value of the Shares at the date of the grant and were exercisable over five to ten years. No Shares remain available under the 1991 Plan for the grant of new awards.

        Share Repurchase Plan.    Our Board of Directors has approved a variety of share repurchase plans under which, subject to price and market conditions, purchases of Shares can be made from time to time in the open market or in privately negotiated transactions using available cash.

        On April 4, 2010, our Board of Directors approved a new share repurchase plan to purchase up to $150 million of Shares which replaced the previous plan. During the six months ended December 31, 2010 we repurchased 1,146,185 Shares for $40.6 million under the share repurchase plan. As of December 31, 2010, $62.4 million was available to be used for repurchases under the share repurchase plan in future periods. On April 6, 2011 our Board of Directors approved an increase in the share repurchase plan such that available capacity under the plan equaled $550 million minus the aggregate amount of Shares purchased in the Offer.

        Director Equity Compensation.    On the first trading day of each calendar year each non-employee director receives an annual grant of $250,000 of restricted stock for the director's service for the following year. The number of shares is calculated based on the closing price of the Shares on the grant date and vests on the first anniversary of the grant date. Directors may elect to take some or all of the grant in the form of RSUs. Newly appointed directors receive the same grants but the number of shares is pro-rated based on the number of days between the date of the director's appointment and the first trading day of the following calendar year. In addition, each newly appointed director receives an initial grant of $500,000 worth of options with the specific number of options calculated based on the Black-Scholes valuation, vesting in three equal installments on the first, second, and third anniversaries of the director's election or appointment.

        Each non-employee director may elect to receive restricted stock or RSUs in lieu of all or a portion of the cash compensation otherwise payable to the director. If a director's service as director terminates for any reason before the first anniversary of the grant date, the vesting of a prorated portion of the restricted stock or RSUs—1/365 for each day between the grant date and the termination date—is accelerated as of the termination date, so that the restriction on sale or other transfer of the prorated stock is lifted as of the termination date for the prorated portion. On retirement, death or other termination of the director's service as a director for any reason, a pro rata portion of any then unvested award of restricted stock will vest upon such termination, and the remaining unvested portion of the award, if any, will immediately lapse.

        Share Holdings by Non-employee Directors.    Pursuant to certain guidelines, each non-employee director is required, within three years after being appointed or elected, to acquire and hold Shares with a market value equal to four times the annual Board retainer to be paid to the director on the day of the director's appointment or election.

        Named Executive Officer Compensation.    A significant portion of the "Named Executive Officers" (the Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers) target compensation is in the form of stock options, restricted stock or RSUs. Stock options granted as part of a long-term incentive award generally vest over three to five years. These long-term incentives are generally granted under the 2010 Plan. Awards are also granted outside the 2010 Plan to the extent those grants are permitted by the rules of the New York Stock Exchange. The Board of Directors, or as delegated to the Compensation Committee, administers the 2010 Plan and establishes the rules for all awards granted under the 2010 Plan, including grant guidelines, vesting schedules and other provisions.

        Share Holdings by Executive Officers.    In October 2010, the Board adopted a policy requiring certain levels of Share ownership by the Chief Executive Officer and employees reporting directly to him. Pursuant to the Company's policy, the Chief Executive Officer is required to acquire and hold Shares with a market value equal to three times his base salary. Certain of the direct reports, including the Chief Financial Officer, the President and Chief Operating Officer are required to acquire and hold Shares with a market value equal to their respective base salaries. All other direct reports are required to acquire and hold Shares with a market value equal to one-half their respective base salaries.

        Employment Agreements and Certain Equity-Related Termination Arrangements with Certain Executive Officers.    On June 30, 2004, we entered into an employment agreement with Richard Haddrill (as amended, the "Haddrill Agreement"), effective as of October 1, 2004, in connection with his appointment to Chief Executive Officer of the Company. The Haddrill Agreement provided for a grant of 500,000 stock options, a number of RSUs having a value equal to $6.5 million and other benefits, and required Mr. Haddrill to purchase $1.0 million of Company Shares in the open market using his personal funds. The Haddrill Agreement has been amended several times to provide for the grant, in the aggregate, of restricted stock having a value equal to $1.4 million, an additional 600,000 stock options and additional RSUs having a value equal to $10.1 million. If Mr. Haddrill's employment is terminated by the Company other than for cause or by Mr. Haddrill for "Good Cause," Mr. Haddrill will generally be entitled to retain a pro rata portion of the equity-based awards issued pursuant to the Haddrill Agreement. Upon a "Change in Control" Mr. Haddrill's RSUs, restricted stock and stock options granted pursuant to the Haddrill Agreement will immediately vest. Pursuant to the terms of the 2010 Plan, if Mr. Haddrill is "Permanently Disabled" (as defined in the Company's 401(k) Plan), all awards granted to him under the 2010 Plan would vest in full.

        On August 12, 2010 we entered into a letter agreement with Neil Davidson in connection with his promotion from Chief Accounting Officer to Senior Vice President, Chief Financial Officer and Treasurer (the "Davidson Agreement"). Pursuant to the Davidson Agreement, Mr. Davidson received a grant of 30,000 stock options as well as 14,000 shares of restricted stock (the "Davidson Agreement Equity Grants"). In the event Mr. Davidson's employment is terminated by the Company without Cause (as defined in the Davidson Agreement) or by Mr. Davidson as a result of a Diminution of Duties (as defined in the Davidson Agreement), in each case, within one year following a Change of Control of the Company (as defined in the Davidson Agreement), then if such termination of employment occurs prior to August 12, 2011, those installments of the Davidson Agreement Equity Grants scheduled to vest by August 12, 2012 shall immediately become vested and for those options granted on or after August 12, 2010, Mr. Davidson shall have one year from the date of termination (or, if sooner, until the end of the existing contractual term of his options) to exercise his vested options; and if such termination of employment occurs at any time after August 12, 2011, those installments of the Davidson Agreement Equity Grants scheduled to vest within one year of the date of such termination shall immediately become vested and for those options granted on or after August 12, 2010, Mr. Davidson shall have one year from the date of termination (or, if sooner, until the end of the existing contractual term of his options) to exercise his vested options. Mr. Davidson has received additional equity grants as a part of the Company's long-term incentive program. Pursuant to the 2010 Plan, if Mr. Davidson is terminated without "Cause" or with "Good Reason" (each as defined in the 2010 Plan) within one year of a change in control all unvested stock options will vest and restrictions on restricted shares will lapse. In addition, pursuant to the 2010 Plan, if Mr. Davidson is "Permanently Disabled" (as defined in the Company's 401(k) Plan), all awards granted under the 2010 Plan would vest in full.

        On March 9, 2005, we entered into an employment agreement with Ramesh Srinivasan (the "Srinivasan Agreement"). As announced on March 17, 2011, the Board promoted Mr. Srinivasan to serve as the Company's President and Chief Operating Officer, effective March 30, 2011. The Srinivasan Agreement provided for a grant of 300,000 stock options and 20,000 shares of restricted stock. Mr. Srinivasan has received additional equity grants as a part of the Company's long-term incentive program. Upon the occurrence of a "Change in Control," Mr. Srinivasan shall be entitled to receive any additional equity acceleration accorded to the Company's other senior executives, except for those that may be accorded to the Company's Chief Executive Officer and Chief Financial Officer. Pursuant to the 2010 Plan, if Mr. Srinivasan is terminated without "Cause" or with "Good Reason" (each as defined in the 2010 Plan) within one year of a change in control all unvested stock options will vest and restrictions on restricted shares will lapse. In addition, pursuant to the 2010 Plan, if Mr. Srinivasan is "Permanently Disabled" (as defined in the Company's 401(k) Plan), all awards granted under the 2010 Plan would vest in full.

        On March 13, 2006, we entered into an employment agreement with Robert Caller (as amended, the "Caller Agreement"), effective as of April 1, 2006 through September 30, 2009. On August 12, 2010, the Company announced that Mr. Caller retired as the Company's Executive Vice President, Chief Financial Officer and Treasurer. In connection with the transition Mr. Caller entered into a Separation and Services Agreement with the Company (the "Caller Services Agreement"). Mr. Caller has received equity grants as a part of the Company's long-term incentive program. Mr. Caller's issued and outstanding stock options and RSUs that have not vested will continue to vest and shall become exercisable until the termination of the Caller Services Agreement, at which time all then unvested stock options and RSUs, if any, shall terminate, and all then vested stock options will remain exercisable for an additional period of one year (or such longer period set forth in the applicable equity incentive plan), at which time such vested stock options will terminate, all as further provided in the award agreements entered into between the Company and Mr. Caller. However, if the Company terminates Mr. Caller's part-time employment prior to the end of the term of the Caller Services Agreement without a "Breach" (as defined in the Caller Agreement), then (i) all unvested stock options and unvested RSUs, if any, shall immediately vest, as further provided in the award agreements entered into between the Company and Mr. Caller, and (ii) all of Mr. Caller's outstanding stock options will remain exercisable thereafter until the first anniversary of such termination.

        In addition to equity grants to certain executive officers, the Company makes equity grants to certain employees through offer letters or other employment related agreements. These grants are effected under the 2010 Plan through the Company's standard procedures for effecting equity grants to current employees under the 2010 Plan.

        Warrants.    The Company issued 100,000 stock purchase warrants in connection with a prior acquisition. The strike price of the warrant is $24.69 with a term of seven years. During the year ended June 30, 2010, 95,375 stock purchase warrants were exercised and converted into 40,080 Shares. The exercises were cashless and net Shares were issued for the difference between the strike price of the warrant and the market value of the Shares upon exercise. No stock purchase warrants were exercised during the six months ended December 31, 2010. 125 stock purchase warrants were exercised for cash on February 18, 2011. All warrants that were not exercised expired pursuant to their terms on February 19, 2011.

        The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

        Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

13.  Certain Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

14.  Certain United States Federal Income Tax Consequences.

        The following is a summary of certain United States federal income tax consequences of the Offer to stockholders whose Shares are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer will not incur any United States federal income tax liability from the Offer. This summary is based upon existing United States federal income tax law, that is subject to differing interpretations or change which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only Shares held as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). It does not address all of the tax consequences that may be relevant to particular stockholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, partnerships or other pass-through entities (including entities treated as such for United States federal income tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold Shares as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction, or persons that have a functional currency other than the United States dollar). This summary may not be applicable with respect to Shares acquired as compensation, upon the exercise of stock options, under a tax-qualified retirement plan or under our employee stock purchase plan. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

        In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer.

        Each stockholder is urged to consult its tax advisor regarding the United States, federal, state, local, foreign and other tax considerations of participating in the Offer.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of Shares that for United States federal income tax purposes is:

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  a citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any State or political subdivision thereof;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust, or certain other trusts treated as United States persons for United States federal income tax purposes.

        A "Non-U.S. Holder" is a beneficial owner of Shares other than a U.S. Holder or a partnership for United States federal income tax purposes.

  Consequences of the Offer to U.S. Holders.

        Characterization of the Purchase—Distribution vs. Sale Treatment.    Our purchase of Shares from a U.S. Holder pursuant to the Offer will generally be a taxable transaction for United States federal income tax purposes. As a consequence of any such purchase, a U.S. Holder will, depending on the U.S. Holder's particular circumstances, be treated either as having sold its Shares or as having received a distribution in respect of such Shares. The purchase of Shares pursuant to the Offer will be treated as a sale if a U.S. Holder meets at least one of the three tests discussed below (the "Section 302 tests"). The purchase will be treated as a distribution if the U.S. Holder does not satisfy any of the Section 302 tests.

        We cannot predict whether any particular U.S. Holder will be subject to sale or distribution treatment. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder's Shares will be purchased to ensure that this purchase will be treated as a sale, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed below. Accordingly, a tendering U.S. Holder may choose to submit a "conditional tender" under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder's Shares must be purchased by us if any such Shares so tendered are purchased.

        A U.S. Holder that satisfies any of the Section 302 tests explained below will be treated as having sold the Shares purchased by us pursuant to the Offer and will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received under the Offer and the U.S. Holder's tax basis in such Shares. This capital gain or loss will be long-term if the U.S. Holder held the Shares for more than one year as of the date of our purchase pursuant to the Offer. Long-term capital gain is currently subject to a reduced rate of tax for individual U.S. Holders. Certain limitations apply to the deductibility of capital losses (including the "wash sale" rules under the Code). A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered.

        If a U.S. Holder does not satisfy any of the Section 302 tests explained below, the full amount received by the U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder's Shares, and the U.S. Holder's tax basis in the Shares exchanged generally will be added to any Shares retained by such holder. This distribution will be treated as a dividend to the extent of the U.S. Holder's share of our current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Such a dividend would be includible in the U.S. Holder's gross income without reduction for the tax basis of the Shares exchanged, and no current loss would be recognized. Currently, dividends are taxable at a maximum rate for individuals of 15% if certain holding period and other requirements are met. To the extent that the amount received by a U.S. Holder exceeds the U.S. Holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the U.S. Holder's tax basis in its Shares and any remainder will be treated as capital gain from the sale of Shares.

        To the extent that a corporate U.S. Holder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations). In addition, any amount received by a corporate U.S. Holder that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code, thereby resulting in a reduction of tax basis or possible gain recognition in an amount equal to the non-taxed portion of the dividend. Corporate U.S. Holders should consult their own tax advisors as to availability of the dividends received deduction, the application of Section 1059 of the Code to the Offer and to dividend treatment in general in light of their particular circumstances.

        Section 302 Tests—Determination of Sale or Distribution Treatment.    Our purchase of Shares pursuant to the Offer will be treated as a sale of the Shares by a U.S. Holder if any of the following Section 302 tests is satisfied:

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  as a result of the purchase, there is a "complete redemption" of the U.S. Holder's equity interest in us;

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  as a result of the purchase, there is a "substantially disproportionate" reduction in the U.S. Holder's equity interest in us; or

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  the receipt of cash by the U.S. Holder is "not essentially equivalent to a dividend."

        As indicated above, if none of these tests is met with respect to a particular U.S. Holder, then our purchase of Shares pursuant to the Offer will be treated as a distribution. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. As a result, a U.S. Holder is treated as owning not only Shares actually owned by such holder but also Shares actually (and in some cases constructively) owned by certain related entities and individuals. Under the constructive ownership rules, a U.S. Holder will be considered to own Shares owned, directly or indirectly, by certain members of the holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as certain Shares which the U.S. Holder has an option to acquire.

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  Complete Redemption.  The purchase of Shares pursuant to the Offer will result in a "complete redemption" of a U.S. Holder's equity interest in the Company, if, immediately after such purchase, such U.S. Holder owns, actually and constructively, no Shares. In applying the "complete redemption" test, U.S. Holders may be able to waive the application of constructive ownership through the family attribution rules, provided that such U.S. Holders comply with the provisions of Section 302(c)(2) of the Code and applicable Treasury Regulations. U.S. Holders wishing to satisfy the "complete redemption" test through satisfaction of the special conditions set forth in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions. A U.S. Holder who holds options to acquire Shares will be treated as the constructive owner of such Shares and therefore will not be eligible for "complete redemption" treatment, even if all of such U.S. Holder's actual Shares are sold in the transaction.

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  Substantially Disproportionate.  In general, the purchase of a U.S. Holder's Shares pursuant to the Offer will be "substantially disproportionate" as to a U.S. Holder if, immediately after the purchase, the percentage of the outstanding Shares that the U.S. Holder actually and constructively owns is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such U.S. Holder immediately before the purchase and, immediately following the exchange, such U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company.

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  Not Essentially Equivalent to a Dividend.  Our purchase of a U.S. Holder's Shares pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the U.S. Holder's proportionate interest in us, given the U.S. Holder's particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction." U.S. Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from us are "not essentially equivalent to a dividend" should consult their tax advisors to determine the possibility of satisfying this test.

  Consequences of the Offer to Non-U.S. Holders.

        The United States federal income tax treatment of our purchase of Shares from a Non-U.S. Holder pursuant to the Offer will depend on whether such holder is treated, based on the Non-U.S. Holder's particular circumstances, as having sold the tendered Shares or as having received a distribution in respect of such Non-U.S. Holder's Shares. The appropriate treatment of the purchase of Shares will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of Shares pursuant to the Offer in the case of U.S. Holders (see

"Consequences of the Offer to U.S. Holders—Section 302 Tests—Determination of Sale or Distribution Treatment.").

        A Non-U.S. Holder that satisfies any of the Section 302 tests explained above will be treated as having sold the Shares purchased by us pursuant to the Offer. A Non-U.S. Holder will generally not be subject to United States federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below) on gain recognized on a sale of Shares unless any one or more of the following is true:

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  the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

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  in the case of an individual Non-U.S. Holder who holds the stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

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  in the case of a Non-U.S. Holder who owns or has owned, directly or indirectly, during the relevant statutory period more than 5% of our stock, we are or have been a "United States real property holding corporation" and certain other requirements are met.

        We do not believe that we have been or currently are a "United States real property holding corporation." Individual Non-U.S. Holders who are treated, for United States federal income tax purposes, as having sold their Shares pursuant to the Offer and that are present in the United States for 183 days or more during the year will be taxed on their gain from the sale of such Shares, net of applicable United States gains and losses from the sale or exchange of other capital assets incurred during the year, at a flat rate of 30%. Non-U.S. Holders who are treated as having sold their Shares pursuant to the Offer, the gain on which is treated as effectively connected with a trade or business and, if certain tax treaties apply, is attributable to a permanent establishment in the United States, generally will be taxed on such gain in the same manner in which a U.S. Holder would be taxed. In the case of a foreign corporation, such effectively connected income may be subject to an additional branch profits tax at a rate of 30% (or lower rate specified in an applicable income tax treaty).

        If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder will be treated as a distribution with respect to the Non-U.S. Holder's Shares. The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as a capital gain from the sale of Shares will be determined in the manner described above with respect to U.S. Holders (see "Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment.").

        Withholding For Non-U.S. Holders.    Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder or his or her agent, unless (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and (ii) the stockholder so certifies on the appropriate IRS Form W-8 as described below. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. If tax is withheld, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-U.S. Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of United States federal income tax withholding.

        NON-U.S. HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET. IN ADDITION, NON-U.S. HOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF THE TRANSACTION IS NOT SUBJECT TO INCOME TAX. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

        Information Reporting and Backup Withholding.    Payments made to holders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, the Depositary will be required to backup withhold at the applicable statutory rate on the purchase price paid to certain stockholders who are not "exempt" recipients pursuant to the Offer. To avoid such backup withholding, each such U.S. Holder must provide the Depositary with such stockholder's taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. Certain "exempt" recipients (including, among others, all corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements. For a Non-U.S. Holder to qualify for such exemption, such Non-U.S. Holder must submit an IRS Form W-8BEN (or other applicable IRS Form), signed under penalties of perjury, attesting to such Non-U.S. Holder's exempt status.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder's United States federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

15.  Extension of the Offer; Termination; Amendment.

        We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares.

        We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

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  we increase or decrease the price range to be paid for Shares or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares purchasable in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

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  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then in each case the Offer will be extended until the expiration of the period of at least ten business days.

        If we increase the value of Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.

16.  Fees and Expenses.

        We have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC to act as the Dealer Managers in connection with the Offer. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC will receive a reasonable and customary fee for these services. We also have agreed to reimburse Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC against liabilities in connection with the Offer. The Dealer Managers and their affiliates may actively trade our debt and equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities.

        We have retained Morrow & Co., LLC to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

        We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Instruction 8 in the Letter of Transmittal.

17.  Miscellaneous.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

        Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Managers, the Depositary or the Information Agent.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BALLY TECHNOLOGIES, INC., THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT.

BALLY TECHNOLOGIES, INC.

April 8, 2011

        The Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission (for eligible institutions only):	By Overnight Courier or Hand Delivery:
American Stock Transfer & Trust Company, LLC Attention: Reorganization Department P.O. Box 2042 New York, NY 10272	American Stock Transfer & Trust Company, LLC Attention: Reorganization Department Facsimile: 718-234-5001 To confirm: 877-248-6417	American Stock Transfer & Trust Company, LLC Attention: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219
Phone: (718) 921-8317 Toll-free: (877) 248-6417

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms Call: (800) 662-5200
Stockholders Call Toll Free: (800) 607-0088
E-mail: byi.info@morrowco.com

The Dealer Managers for the Offer are:

BofA Merrill Lynch	Mitsubishi UFJ Securities	Wells Fargo Securities
Merrill Lynch, Pierce, Fenner & Smith Incorporated Bank of America Tower One Bryant Park New York, New York 10036 Call toll-free (888) 803-9655	1633 Broadway, 29th Floor New York, New York 10019 Call toll-free (877) 649-6848	375 Park Avenue, 4th Floor New York, New York 10152 Call toll-free (800) 532-2916